AMENDMENT NO. 1 TO
FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED
PARTNERSHIP
OF
ENERGY TRANSFER OPERATING, L.P.
December 31, 2018
This Amendment No. 1 (this “Amendment No. 1”) to the Fifth Amended and Restated Agreement of Limited Partnership of Energy Transfer Operating, L.P. (the “Partnership”), dated as of October 19, 2018, (the “Partnership Agreement”) is hereby adopted effective as of December 31, 2018, by Energy Transfer Partners GP, L.P., a Delaware limited partnership (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.
WHEREAS, the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Partnership Agreement pursuant to Section 13.1(g) of the Partnership Agreement to reflect an amendment that, in the discretion of the General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.5 of the Partnership Agreement; and
WHEREAS, in connection with the transactions contemplated by the Conversion, Transfer and Assumption Agreement, dated as of December 31, 2018, by and among the Partnership, Heritage Holdings, Inc., a Delaware corporation (“Heritage Holdings”), and ETC Sunoco Holdings LLC, a Pennsylvania limited liability company (“ETC Sunoco”), the Partnership has agreed to issue limited partner interests designated as “Class L Units” having the rights, preferences and privileges set forth in this Amendment No. 1 (the “Class L Units”) to Heritage Holdings and ETC Sunoco; and
WHEREAS, the General Partner has determined pursuant to Section 13.1(g) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein are necessary or advisable in connection with the authorization of the issuance of the Class L Units; and
NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:
Section 1.    Amendments.
(a)Section 1.1 of the Partnership Agreement is hereby amended by adding or amending and restating the following definitions, as stated herein below, in the appropriate alphabetical order:
(i)    “Class L Units” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to Class L Units in this Agreement.
(ii)    “Class L Unit Distribution Rate” means an amount per Class L Unit equal to 7.65% per annum (1.9125% per Quarter), of the Class L Unit Issue Price.
(iii)    “Class L Unit Issuance Date” means December 31, 2018.
(iv)    “Class L Unit Issue Price” means $15.00.
(v)    “Class L Unit Quarterly Distribution” has the meaning set forth in Section 5.15(b)(iii)(B).
(vi)    “Limited Partner Interest” means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Class K Units, Class L Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units and Series D Preferred Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement.
(vii)    “Percentage Interest” means as of any date of determination (a) as to any holder of a Common Unit or Assignee holding Common Units, the product obtained by multiplying (i) 100% less the percentage applicable to paragraph (b) by (ii) the quotient obtained by dividing (A) the number of Common Units held by such Unitholder or Assignee by (B) the total number of all Outstanding Common Units, and (b) as to the holders of other Partnership Securities issued by the Partnership in accordance with Section 5.5, the percentage established as a part of such issuance. The Percentage Interest with respect to the General Partner Interest and with respect to a Class K Unit, a Class L Unit, a Series A Preferred Unit, a Series B Preferred Unit, a Series C Preferred Unit and a Series D Preferred Unit shall at all times be zero.

(viii)    “Series A Junior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities and distributions upon liquidation of the Partnership, ranks junior to the Series A Preferred Units, including but not limited to Common Units, Class K Units, Class L Units and the General Partner Interest, but excluding any Series A Parity Securities and Series A Senior Securities.
(ix)    “Series B Junior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities and distributions upon liquidation of the Partnership, ranks junior to the Series B Preferred Units, including but not limited to Common Units, Class K Units, Class L Units and the General Partner Interest, but excluding any Series B Parity Securities and Series B Senior Securities.
(x)    “Series C Junior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities and distributions upon liquidation of the Partnership, ranks junior to the Series C Preferred Units, including but not limited to Common Units, Class K Units, Class L Units and the General Partner Interest, but excluding any Series C Parity Securities and Series C Senior Securities.
(xi)    “Series D Junior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities and distributions upon liquidation of the Partnership, ranks junior to the Series D Preferred Units, including but not limited to Common Units, Class K Units, Class L Units and the General Partner Interest, but excluding any Series D Parity Securities and Series D Senior Securities.
(xii)    “Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Class K Units, Class L Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units and Series D Preferred Units, but shall not include the General Partner Interest.
(xiii)    “Unit Majority” means at least a majority of the Outstanding Units (excluding the Class K Units, Class L Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units and Series D Preferred Units in respect of matters in which the holders of the Class K Units, Class L Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units and Series D Preferred Units are not entitled to a vote), voting together as a single class.
(b)    Section 1.1 of the Partnership Agreement is hereby amended by deleting the following definitions in their entirety: (i) “Class E Percentage”, (ii) “Class E Unit”, (iii) “Class G Percentage”, (iv) “Class G Issue Price”, (v) “Class G Unit”,
(c)    Section 5.4 of the Partnership Agreement is hereby amended by deleting in its entirety the fourth sentence regarding the Capital Accounts of the Class G Units, the Class E Units, and the Class K Units as of the Effective Time.
(d)    Section 5.9 of the Partnership Agreement is hereby amended by deleting it in its entirety and replacing it with the following:
“Section 5.9    [Reserved]”
(e)    Article V of the Partnership Agreement is hereby amended by adding a new Section 5.15 at the end thereof as follows:
“Section 5.15    Establishment of Class L Units.
(a)    General. The General Partner designated and created a class of Partnership Securities designated as “Class L Units.” In accordance with Section 5.5, the General Partner shall have the power and authority to issue additional Class L Units in the future.
(b)    Rights of Class L Units. The Class L Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:
(i)    Initial Capital Account. The initial capital account with respect to each Class L Unit will be equal to the capital account of Heritage Holdings or ETC Sunoco, as the case may be, with respect its converted Units, divided by the number of Class L Units issued to such Unitholder.
(ii)    Allocations.
(A)    The holders of Class L Units shall not be entitled to receive (1) any allocations of ETP Holdco Items, and (2) except as otherwise provided in this Section 5.15(b)(ii), allocations of (a) Net Income pursuant to Section 6.1(a), (b) Net Loss pursuant to Section 6.1(b), or (c) Net Termination Gains or Net Termination Losses pursuant to Section 6.1(c).

(B)    For each taxable period, before the application of Section 6.1(d)(iii)(A), the holders of the Class L Units shall be allocated, pro rata in proportion to the number of Class L Units of each such holder, items of Partnership gross income, gain, loss or deduction (other than from ETP Holdco Items and items of Partnership depreciation, amortization and cost recovery deductions) until the aggregate amount of such items allocated to the holders of the Class L Units pursuant to this Section 5.15(b)(ii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all distributions made to the holders of the Class L Units pursuant to Section 5.15(b)(iii).
(C)    Items of Partnership depreciation, amortization and cost recovery deductions (other than from ETP Holdco Items) for the taxable period shall be allocated to the holders of Class L Units to the extent such items would be allocated to the holders of Class L Units as if each Class L Unit were treated as a Common Unit.
(D)    For each taxable period, after the application of Section 6.1(c)(i)(B) but before the application of Section 6.1(c)(i)(C), Net Termination Gain (other than from ETP Holdco Items) shall be allocated to the holders of the Class L Units, pro rata in proportion to the number of Class L Units of each such holder, until the Capital Account of each Class L Unit is equal to the Class L Unit Issue Price.
(E)    For each taxable period, after the application of Section 6.1(c)(i)(B) but before the application of Section 6.1(c)(i)(C), and after making the allocations provided for in Section 5.15(b)(ii)(D), the holders of the Class L Units shall be allocated, pro rata in proportion to the number of Class L Units of each such holder, 1% of the remaining aggregate Net Termination Gain (other than from ETP Holdco Items), if any, that is to be allocated pursuant to Section 6.1(c)(i)(C); provided, however, that an allocation shall only be made to the holders of Class L Units pursuant to this Section 5.15(b)(ii)(E) if the Capital Account of each Common Unit is equal to or greater than the Class L Unit Issue Price immediately prior to making such allocation.
(F)    For each taxable period, after the application of Section 6.1(c)(ii)(B), but before the application of Section 6.1(c)(ii)(C), the holders of the Class L Units shall be allocated Net Termination Loss (other than from ETP Holdco Items) until the Capital Account in respect of each Class L Unit has been reduced to zero.
(G)    For the purposes of effectuating the intent of the foregoing allocation provisions, the General Partner shall have the sole discretion to make special allocations of items of Partnership gross income, gain, loss or deductions among the General Partner and the Unitholders as it deems reasonable.
(iii)    Distributions.
(A)    For each taxable period, no portion of any Partnership cash distribution attributable to ETP Holdco Distributions shall be distributed to the Class L Units.
(B)    Commencing with the Class L Unit Issuance Date, the holders of the Class L Units as of an applicable Record Date shall be entitled to receive distributions (each, a “Class L Unit Quarterly Distribution”) prior to making any distributions pursuant to Section 6.3(e)(ii), in cash in an amount equal to the Class L Unit Distribution Rate on all Outstanding Class L Units. Distributions shall be paid Quarterly, in arrears, within forty-five (45) days after the end of each Quarter. Each Record Date established for paying a Class L Unit Quarterly Distribution in respect of any Quarter shall be the same Record Date established for any distribution to be made by the Partnership in respect of other Partnership Interests pursuant to Section 6.3. If the Partnership is unable to pay the Class L Unit Quarterly Distribution with respect to any Quarter, (1) the amount of such accrued and unpaid distributions will accumulate until paid in full in cash and (2) the balance of such accrued and unpaid distributions shall increase at a rate of 1.5% per annum, compounded quarterly, from the date such distribution was due until the date it is paid. For the avoidance of doubt, except as set forth in this Section 5.15(b)(iii)(B), the Class L Units will not be entitled to receive distributions.
(iv)    Voting Rights. Except as set forth in this Section 5.15(b)(iv) and Section 13.3(c) and except to the extent the Delaware Act gives the Class L Units a vote as a class on any matter, the Class L Units shall not have any voting rights. With respect to any matter on which the Class L Units are entitled to vote, each Class L Unit will be entitled to one vote on such matter. The General Partner shall not, without the affirmative vote or written consent of holders of a majority of the Class L Units then Outstanding, amend, alter, modify or change this Section 5.15 (or vote or consent or resolve to take such action).
(v)    Redemption and Conversion Rights. The Class L Units will be perpetual and shall not have any rights of redemption or conversion.
(vi)    Certificates; Book-Entry. Unless the General Partner shall determine otherwise, the Class L Units shall not be evidenced by certificates. Any certificates relating to the Class L Units that may be issued will be in such form as the General Partner may approve. The Class L Units, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units.
(vii)    Registrar and Transfer Agent. Unless and until the General Partner determines to assign the responsibility to another Person, the General Partner will act as the registrar and transfer agent for the Class L Units.”
(e)    Section 6.1(a) of the Partnership Agreement is hereby amended by deleting in its entirety the last sentence regarding the Class E Units.
(f)    Section 6.1(b)(ii) of the Partnership Agreement is hereby amended by deleting in its entirety the last sentence regarding the Class E Units.
(g)    Section 6.1(c)(i) of the Partnership Agreement is hereby amended by deleting in its entirety the last sentence regarding the Class E Units.
(h)    Section 6.1(c)(ii) of the Partnership Agreement is hereby amended by deleting in its entirety the last sentence regarding the Class E Units.
(i)    Section 6.1(d)(iii) of the Partnership Agreement is hereby amended by deleting it in its entirety and replacing it with the following: “(iii)    [Reserved]”.
(j)    Section 6.1(d)(xi) of the Partnership Agreement is hereby amended and restated as follows:
“(xi)    ETP Holdco Allocations
(A)The Class K Units and Class L Units shall not be entitled to receive any allocation of any ETP Holdco Items, and such ETP Holdco Items (which shall not be included in the computation of Net Income, Net Loss, Net Termination Gain or Net Termination Loss for any taxable year while any Class K Units or Class L Units remain Outstanding) shall instead be specifically allocated to the Unitholders (other than the holders of Class K Units or Class L Units) Pro Rata.
(B)For the purposes of effectuating the intent of Section 5.10(b)(ii), Section 5.15(b)(ii), and Section 6.1(d)(xi), the General Partner may make special allocations of items of Partnership gross income, gain, loss or deductions among the Unitholders as it deems reasonable.”
(k)    Section 6.3(d)(e) of the Partnership Agreement is hereby deleted in its entirety.
(l)    Section 13.12(c) of the Partnership Agreement is hereby deleted in its entirety.
Section 2.    Except as hereby amended, the Partnership Agreement shall remain in full force and effect.
Section 3.    This Amendment No. 1 shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

SIGNATURE
IN WITNESS WHEREOF, this Amendment No. 1 has been executed as of the date first written above.

GENERAL PARTNER:

ENERGY TRANSFER PARTNERS GP, L.P.

By:	Energy Transfer Partners, L.L.C.,
its general partner

By:	/s/ Thomas E. Long
Name:	Thomas E. Long
Title:	Chief Financial Officer